EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

IntriCon Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share (“Common Stock”)	Rule 457(c) and Rule 457(h)	500,000(2)	$23.81	$11,905,000	0.0000927	$1,104.00
Total Offering Amounts					$11,905,000		$1,104.00
Total Fee Offsets							--
Net Fee Due							$1,104.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Registrant’s Amended and Restated 2015 Equity Incentive Plan (“Plan”) as a result of an amendment to the Plan.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 25, 2022.